Filed Pursuant to Rule 424(b)(4)
Registration No. 333-207803
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee
Common Shares, $0.025 par value per share	11,500,000	$14.16	$162,840,000	$16,397.99(1)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 4, 2015)
10,000,000 Shares

COMMON SHARES

Travelport Worldwide Limited is offering 850,000 common shares. The selling shareholders named in this prospectus supplement are offering 9,150,000 of our common shares. We will not receive any of the proceeds from the sale of the common shares being sold by the selling shareholders.

Our common shares, par value $0.0025 per share, are traded on the New York Stock Exchange (the “NYSE”), under the symbol “TVPT.” On November 3, 2015, the last reported sale price of our common shares on the NYSE was $14.71 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and incorporated by reference herein to read about risks that you should consider before buying our common shares.

The underwriter is purchasing the common shares from us and the selling shareholders at $14.16 per share (representing approximately $12 million of gross proceeds to us and $130 million of gross proceeds to the selling shareholders, before expenses and assuming no exercise of the underwriter’s option to purchase additional shares).
Travelport Intermediate Limited has granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 common shares at $14.16 per share.
The underwriter may offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common shares.
Delivery of the common shares will be made on or about November 10, 2015.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Morgan Stanley
The date of this prospectus supplement is November 4, 2015.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS
This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information.”
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely upon the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated by reference herein and therein.
We and selling shareholders are not, and the underwriter is not, making an offer to sell our common shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated):
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our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

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our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 6, 2015, August 4, 2015 and November 2, 2015, respectively;

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the description of share capital contained in the Registration Statement on Form 8-A, as filed with the SEC on September 24, 2014 (File No. 001-36640), as supplemented by the “Description of Share Capital” found on page 7 of the accompanying prospectus and including any amendments or reports filed for the purpose of updating such description;

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our Current Reports on Form 8-K, filed with the SEC on January 13, 2015, January 22, 2015, March 20, 2015, April 27, 2015, June 16, 2015, September 10, 2015 and October 27, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

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future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus supplement and before the termination of this offering.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all the information that has been or may be incorporated by reference in this prospectus supplement. You may request such copies at no cost by writing or telephoning us at the following address:
Travelport Worldwide Limited
Axis One, Axis Park
Langley, Berkshire, United Kingdom SL3 8AG
Telephone: +44-1753-288-000
S-iii

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
Several trademarks and tradenames appear in this prospectus supplement. The Travelport product and brand names appearing in this document are trademarks of the Company in the United States and the European Union, among other jurisdictions. Other trademarks and tradenames are used in this prospectus supplement, which identify other entities claiming the marks and names of their products. We disclaim proprietary interest in such marks and names of others. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ®, ™ and (sm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.
INDUSTRY AND MARKET DATA
This prospectus supplement contains and incorporates by reference statistical data and estimates, including those relating to market size, competitive position and growth rates of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties such as Euromonitor International Ltd. (“Euromonitor”) and IATA Monthly Traffic Analysis Archives (“IATA Traffic”). Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.
S-iv

GLOSSARY OF SELECTED TERMS
The following are definitions of certain terms used in this prospectus supplement:
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“Air” refers to our air distribution products and services.

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“API” means application programming interface, which specifies how software components interact with each other.

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“ATPCO” means the Airline Tariff Publishing Company.

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“B2B” means business-to-business.

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“Beyond Air” refers to our non-Air products and services, which include distribution and merchandising solutions for hotel, car rental, rail, cruise-line and tour operators, B2B travel payments, mobile solutions, advertising and an array of additional platform services.

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“Capital Expenditures” represents cash paid for property and equipment plus the repayment of capital lease obligations and other indebtedness.

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“Commissions” means payments or other consideration to travel agencies and NDCs (as defined herein) for reservations made on our Travel Commerce Platform (as defined herein), which accrue on a monthly basis.

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“GDS” refers to a global distribution system, which is a network that enables automated transactions between travel providers and travel buyers in order to provision travel related services to end customers.

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“IATA” means International Air Transport Association.

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“LCCs” refers to low-cost carriers who generally do not feed passengers into a network but, rather, operate point-to-point services (usually short haul) with limited or singular equipment types, generally with simplified and lower fare structures that seek to generate additional revenue by charging separately for services such as food, priority boarding, seat selection and baggage.

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“NDC” means national distribution company.

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“OTAs” means online travel agencies.

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“Reported Segments” means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

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“RevPas” is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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“SMOs” means sales and marketing organizations.

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“Technology Services” refers to (i) our hosting solutions for airlines, such as pricing, shopping, ticketing, ground handling and other services, (ii) hosting and managing reservations, inventory management and other related critical systems for Delta Air Lines Inc. (“Delta”) and (iii) application development services provided by IGT Solutions Private Ltd. (“InterGlobe”).

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“TMCs” refers to travel management companies.

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“Travel Commerce Platform” refers to our proprietary B2B travel commerce platforms.

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“VAN” means virtual account number.

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“XML” means extensible markup language, which is an open standard used for encoding documents in a specific format that is both human-readable and machine-readable.

S-v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement includes and incorporates by reference forward-looking statements. The forward-looking statements contained and incorporated by reference herein involve risks and uncertainties. Forward-looking statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those in the forward-looking statements. In some cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will” and “would” or other similar words. You should read statements that contain these words carefully because they discuss our future priorities, goals, strategies, actions to improve business performance, market growth assumptions and expectations, new products, product pricing, changes to our business processes, future business opportunities, capital expenditures, financing needs, financial position and other information that is not historical information.
The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results of continuing operations or those anticipated or predicted by these forward-looking statements:
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factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions;

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our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers;

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our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms;

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our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams;

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the impact on travel provider capacity and inventory resulting from consolidation of the airline industry;

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our ability to grow adjacencies, such as payment and mobile solutions;

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general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the eurozone;

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pricing, regulatory and other trends in the travel industry;

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the impact our outstanding indebtedness may have on the way we operate our business;

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our ability to achieve expected cost savings from our efforts to improve operational efficiency; and

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maintenance and protection of our information technology and intellectual property.

We caution you that the foregoing list of important factors may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement may not in fact occur.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.
Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
S-vi

SUMMARY
This summary highlights information about our business contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and does not contain all of the information that may be important to you. For a more complete understanding of our business and the offering, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the section entitled “Risk Factors” beginning on page S-19 of this prospectus supplement and page 5 of the accompanying prospectus and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as the consolidated financial statements and the related notes thereto, which are incorporated by reference herein.
In this prospectus supplement, unless otherwise noted or indicated by context, “Travelport,” “Company,” “we,” “our” and “us” refer to Travelport Worldwide Limited, a Bermuda company, and its consolidated subsidiaries. Please see the “Glossary of Selected Terms” beginning on page S-v for definitions of certain other terms we use to describe our business and industry and other terms used in this prospectus supplement.
Company Overview
We are a leading travel commerce platform providing distribution, technology, payment, mobile and other solutions for the $8 trillion global travel and tourism industry. We facilitate travel commerce by connecting the world’s leading travel providers, such as airlines and hotel chains with online and offline travel agencies and other travel buyers in our proprietary B2B Travel Commerce Platform. We processed approximately $90 billion of travel spending in 2014. Our geographically dispersed footprint allows travel providers to generate high yielding and incremental global demand for their perishable and capital intensive travel inventory from customers living in non-domestic, or away, markets, in addition to serving their domestic, or home, markets. As travel industry needs evolve, we are utilizing our Travel Commerce Platform to redefine the electronic distribution and merchandising of airline core and ancillary products, as well as extending our reach into the growing world of travel commerce beyond air, including to hotel, car rental, rail, cruise-line and tour operators. In addition, we leveraged our domain expertise in the travel industry to design a unique and pioneering B2B payment solution that addresses the need of travel agencies to efficiently and securely make payments to travel providers globally. We also provide a mobile travel platform and digital product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through mobile services including apps, mobile web and mobile messaging. Through our global reach in approximately 170 countries, distinct merchandising platform with capabilities for value-added content and enhanced user experience, we offer a strong value proposition not only to travel providers, travel agencies and corporations, but also to end travelers. Our primarily transaction-based pricing model links our revenue to global travel passenger volume rather than travel spending, thus creating a stable and recurring business model with high revenue visibility.

Our Travel Commerce Platform connects travel providers and travel buyers, the latter of which includes travel agencies, TMCs and corporations. The diagram below illustrates our central role in global travel commerce as a provider of high value, real-time distribution services:

We believe that our Travel Commerce Platform combines state-of-the-art technology with industry leading features, functionality and innovative solutions to address the high-volume and growing transaction processing requirements for the evolving needs of the travel industry. In 2014, our systems processed up to 3 billion travel related system messages per day on an average transaction speed of 240 milliseconds and over 9 billion API calls per month. Our advanced search technology aggregates global travel content, filters it through sophisticated search algorithms and presents it in a transparent and efficient workflow for travel agencies, enabling them to create and modify multi-content, multi-modular complex itineraries, issue travel documents, process millions of booking transactions and invoices and transfer secure, cost-effective and automated payments, all on a graphically rich, single user interface.
Since 2012, we have strategically invested approximately $760 million in products with a focus on redefining our Travel Commerce Platform to address the trends, inefficiencies and unmet needs of all components of the travel value chain: Air and Beyond Air, which include distribution and merchandising solutions for hotel, car rental, rail, cruise-line and tour operators, B2B travel payments, mobile solutions, advertising and an array of additional platform services. For Air, we have transformed the traditional GDS concept, which had very limited ancillary sales capabilities, into an open platform with XML connectivity and a graphically rich, single user interface to enable marketing and sales of not only full air content, but also full ancillary content. For Beyond Air, we have connected independent hotels, previously unable to reach corporate customers, to a global network of travel agencies through our meta-search technology, which combines search results from multiple sources and have given hotels the ability to display their full range of rates and packages in a one-stop booking portal. We have also pioneered a secure, cost-effective and automated B2B payment alternative to the traditional inefficient and costly methods for travel agencies to pay travel providers. Our Travel Commerce Platform creates synergies and network effects that facilitate revenue growth across the travel value chain. The chart below demonstrates the ways in which our Travel Commerce Platform has identified, addressed and redefined key elements of the travel value chain that are fully or partially unaddressed by traditional GDS providers:

Our Travel Commerce Platform Addresses the Evolving Needs of Our Industry

We provide air distribution services to approximately 400 airlines globally, including approximately 100 LCCs. We distribute ancillaries for over 150 airlines. In addition, we serve numerous Beyond Air travel providers, including approximately 650,000 hotel properties (of which over 550,000 are independent hotel properties), which, based on our internal estimates, is the largest inventory of hotel properties on any travel platform in the world, over 36,000 car rental locations and approximately 60 cruise-line and tour operators. We aggregate travel content across over 68,000 travel agency locations representing over 235,000 online and offline travel agency terminals worldwide, which in turn serve millions of end consumers globally. In 2014, we created over 170 million individual travel itineraries, handled over 355 million segments sold by travel agencies, issued 122 million airline tickets and sold over 63 million hotel room nights and 85 million car rental days. Our Travel Commerce Platform provides real-time search, pricing, booking, change, payment and integrated itinerary creation for travelers who use the services of online and offline travel agencies for both leisure and business travel. Our access to business travelers, merchandising capabilities and ability to process complex itineraries have attracted and allowed for the full integration of several fast-growing LCCs such as AirAsia, easyJet and Ryanair into our Travel Commerce Platform.
Through eNett, our majority-owned subsidiary and an early adopter in automated payments, we are redefining how travel agencies pay travel providers. When a consumer purchases an itinerary through a travel agency, the consumer pays using a variety of mechanisms, including cash, direct debit and credit card. Generally, the consumer makes one payment for the entire itinerary of flights, hotels and ground services, such as transfers. The travel agency then remits the individual payments to each travel provider. eNett’s core offering is a VAN payment solution that automatically generates unique MasterCard numbers used to process payments globally. Before eNett, travel payments were primarily settled in cash and exposed payers to risks of fraud, delays and costly reconciliations. The VAN solution is integrated into all of our point of sale systems and exclusively utilizes the MasterCard network pursuant to a long-term agreement. eNett’s operations currently focus on Asia Pacific and Europe, and we believe the model is highly scalable. We have expanded beyond the core hospitality sector into air travel, including LCCs, with further opportunities for growth in other sectors of the travel industry. eNett was formed in 2009, and eNett’s net revenue has grown from $2 million in 2011 to $67 million in 2014.
Following our acquisition of Mobile Travel Technologies Ltd. (“MTT”) in July 2015, we also provide a mobile travel platform and digital product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through mobile services including apps, mobile web and mobile messaging.
In addition to hospitality, payment and mobile solutions, we utilize the broad connections and extensive data managed by our Travel Commerce Platform to provide advertising solutions to over 2,300 advertisers that allow our travel providers to easily and cost-effectively promote upgrades, ancillary products or services, package deals and other offers. We also offer other platform services, including subscription services, processing services, business intelligence data services and marketing-oriented analytical tools, to travel agencies, travel providers and other travel data users.
We provide critical hosting solutions to airlines, such as pricing, shopping, ticketing, ground handling and other services, enabling them to focus on their core business competencies and reduce costs. We also host reservations, inventory management and other related systems for Delta and in May 2014, we signed a long-term agreement to continue to run the system infrastructure for the Delta platform in our Atlanta data center. In addition, we own a 51% controlling interest in InterGlobe, a New Delhi, India-based company that provides application development services. We use InterGlobe to perform software development in support of our products and services. Using offshore and onshore human resources, InterGlobe augments our software development staff and manages project-specific development tasks. InterGlobe also provides application development services in the same service delivery model to other customers in the travel industry. We refer to these solutions and services as “Technology Services.”
As travel providers increase their focus on distribution and merchandising, we do not believe that a travel provider’s choice of distribution and merchandising services are affected in any meaningful way by their choice of hosting solutions. For example, based on our distribution capabilities, we believe we have the largest share of bookings in Australia and the United Kingdom even though we do not provide any hosting solutions in those countries.
We believe we are the most geographically balanced participant in the travel distribution industry. In 2014, we generated $2.031 billion in Travel Commerce Platform revenue, of which 68% is international (with 20% from Asia Pacific, 30% from Europe, 4% from Latin America and Canada and 14% from the Middle East and Africa) and 32% is from the United States, closely mirroring the total GDS-processed air segments globally. Our geographically dispersed footprint helps insulate us from particular country or regional instability, allows for optimal IT efficiency and enhances our value proposition to travel providers. We are well-positioned to capture higher value business from travel providers operating in away markets, which results in higher per transaction revenue for both us and the travel providers we serve. As of September 30, 2015, we served approximately 170 countries through our extensive global network of approximately 60 sales and marketing offices, or SMOs, and a diverse workforce of over 3,500 full-time employees and an additional 1,100 employees at InterGlobe.
We have a recurring, primarily transaction-based, revenue model. As an asset-light company, we do not take airline, hotel or other inventory risk, and we are not directly exposed to fuel price volatility or labor unions like our travel providers. Our recurring, transaction-based revenue model is primarily driven by discrete travel events such as Air or Beyond Air segments booked rather than the price of the booking, meaning we benefit from an increase in total global travel without being exposed to price changes. However, our results, like others in our industry, are dependent upon various levels of travel activity, particularly air travel as well as our ability to obtain travel provider inventories, our ability to maintain existing relationships with travel agencies and our ability to deliver desired products and services.
Our ability to offer broad, high-quality and multi-product content on a single user interface encourages those booking travel to purchase additional products and services beyond the original Air or Beyond Air segment. For example, for every 100 air tickets sold in 2014, 43 hospitality segments were sold, which has grown from 34 hospitality segments sold for every 100 air tickets sold in 2010. The merchandising of additional products and services increases our revenue per transaction, and, consequently, we measure performance primarily on the basis of changes in both Reported Segments and RevPas. We place limited reliance and emphasis on traditional publicly reported air booking share metrics as they do not appropriately reflect the profitability of our expanded Travel Commerce Platform. Our recurring, transaction-based revenue model combined with high-quality content availability (which encourages incremental services booked with each transaction), our investment in our distribution and payment solutions technology and our multi-year contracts with travel providers and travel agents have enabled us to grow our RevPas in each of the last 15 quarters on a year-over-year basis. We increased our RevPas from $5.11 in the first quarter of 2011 to $6.29 in the third quarter of 2015. We grew Reported Segments from 347 million in 2012 to 356 million in 2014. Following our acquisition of MTT in July 2015, we also provide a mobile travel platform and digital product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through mobile services including apps, mobile web and mobile messaging.
Our management team, led by industry veteran Gordon Wilson, our Chief Executive Officer since June 2011, spearheaded a shift in our corporate strategy to focus on the trends, inefficiencies and unmet needs of all components of the travel value chain and defined a new strategy to transform our business from a traditional GDS to a next generation travel commerce platform. Our strategy is built on five pillars: unrivalled content, empowered selling, transforming payments, open platform and new business frontiers. Since refocusing our strategy in 2012, we have experienced revenue growth from airline fees, hospitality, advertising and payments and launched our Air merchandising platform. We grew our Beyond Air revenue by 14% between 2012 and 2013 and 14% between 2013 and 2014. As a result, we delivered year-over-year quarterly improvements in key business metrics, such as RevPas, over the last 15 quarters as of September 30, 2015 (excluding the loss of segments relating to the hosting contract from United Airlines following its merger with Continental Airlines). We also addressed legacy contracts by stabilizing our business from the 2012 loss of a contract with United Airlines following its merger with Continental Airlines, entering into a new long-term contract in February 2014 with Orbitz Worldwide and restructuring and extending our Technology Services relationship with Delta in May 2014.
We have historically generated strong cash flows on a consistent basis with Adjusted EBITDA margins of 24.0% and 26.0% for the nine months ended September 30, 2015 and 2014, respectively, and 25.1%, 24.9% and 24.7% for the years ended December 31, 2014, 2013 and 2012, respectively. See “—Summary Historical Consolidated Financial and Other Data” for a discussion of Adjusted EBITDA. Drivers of our cash flows benefit from relatively modest capital expenditure requirements and attractive working capital dynamics. Furthermore, the diversity of our business provides us with multiple independent revenue streams from various markets and channels that lessen the impact of potential strategic and geographic shifts within the industry. These characteristics, combined with the contractual nature of our revenue and costs, our leading industry position and our long-standing customer relationships provide for a strong and predictable stream of cash flows.
For the nine months ended September 30, 2015 and 2014, we recorded net revenue of  $1,686 million and $1,652 million, respectively, net income of  $14 million and $133 million, respectively, and Adjusted EBITDA of  $405 million and $430 million, respectively, reflecting a 0.8% and 8.1% net income margin and a 24.0% and 26.0% Adjusted EBITDA margin, respectively. For the years ended December 31, 2014 and 2013, we recorded net revenue of  $2,148 million and $2,076 million, respectively, net income (loss) of  $91 million and $(203) million, respectively, and Adjusted EBITDA of  $540 million and $517 million, respectively, reflecting a 4.2% net income margin and a 9.8% net loss margin and a 25.1% and 24.9% Adjusted EBITDA margin, respectively. As of September 30, 2015, we had total indebtedness of approximately $2.5 billion.

Our Competitive Strengths
We believe that several aspects of our strategy fundamentally differentiate us from our competitors, including our focus on redefining travel distribution and commerce instead of investing in more capital and labor intensive airline and hospitality related IT solutions, our fast growing Beyond Air portfolio, including our automated B2B payments solution with a large addressable market and our emphasis on a value-based partnership approach with travel providers that allows us to increase revenue and profitability per Reported Segment. The following attributes describe in further detail how we differentiate ourselves from our competitors.
Our Travel Commerce Platform Addresses the Evolving Needs of Travel Providers, Agencies, Corporations and Travelers
Travel providers need flexible systems to distribute and merchandise their increasingly sophisticated core products and broadening offerings of ancillary products and services. We offer them a portfolio of industry-leading, value-add tools to increase revenue, lower costs and efficiently reach travel buyers globally in every channel. Our global reach allows travel providers to display and sell products in approximately 170 countries and across over 68,000 travel agency locations representing over 235,000 online and offline travel agency terminals worldwide. Our Travel Commerce Platform enables travel providers to (i) extend their distribution by broadening their geographic reach to away markets and connects them with higher value business travelers, (ii) access higher yielding ticket prices from long-haul segments, room rates, complex itineraries and business travelers and (iii) encourage travelers to purchase ancillary services and/or upgrade or upsell travelers through our highly-differentiated Travelport Merchandising Platform.
Our Travelport Merchandising Platform, consisting of three distinct solutions–Travelport Aggregated Shopping, Travelport Ancillary Services and Travelport Rich Content and Branding–offers a range of sophisticated travel sales and marketing capabilities in collaboration with airlines. These solutions allow airlines to promote their products and services to the right buyers, at the right time and in the right place. Travelport Aggregated Shopping allows travel agencies to efficiently and directly compare results from traditional carriers, who deliver data through the industry standard ATPCO, which regularly updates traditional GDSs, with those from LCCs and other carriers who use an API connection to deliver data directly and in real time to us. Travelport Ancillary Services allows travel agencies to sell airline ancillaries, such as checked baggage, premium seats and lounge passes, directly through their existing interface rather than needing to book separately on an airline’s website. Travelport Rich Content and Branding allows airlines to more effectively control how their flights and ancillaries are visually presented and described on travel agency screens, bringing the display more in line with the airlines’ own websites. This is especially valuable to airlines given the increasing importance of ancillary revenue for profitability. Our ability to help travel providers and travel agencies increase their revenue reinforces the value proposition of our Travel Commerce Platform when compared to alternative distribution channels, and is a key part of our strategy to change our relationship with travel providers from cost-focused to value-focused.
Our leading access to global travel provider content helps attract more travel buyers onto our platform, which in turn drives greater value for the travel providers, increasing their addressable customer base. Our leading point of sale solutions, such as Travelport Smartpoint and Travelport Mobile Agent, along with Travelport Rich Content and Branding, provide travel agencies with greater choice and detailed information on key differences between the products and services offered by travel providers, allowing them to provide more valuable insights to their customers, higher levels of customer service and improved sales productivity. Utilization of our Travel Commerce Platform simplifies highly complex, high volume operations, freeing up more time for travel agencies to focus on the selling process. In addition, our Travel Commerce Platform reduces operating costs for travel agencies by offering a single point of access to broad global travel content and by integrating critical data for back office, accounting and corporate customer reporting. Furthermore, our Travel Commerce Platform gives travelers a quick and easy way to compare a multitude of available travel options and obtain the true cost of a desired itinerary, buy ancillaries directly after the core booking has been made and provides greater control over itineraries through an option to add features at later stages in the travel process.

Fast Growing Portfolio of Beyond Air Initiatives
Our Travel Commerce Platform provides us with a foundation to offer a fast growing portfolio of additional products and services, which in turn results in additional revenue. Our Beyond Air portfolio includes distribution and merchandising solutions for hotel, car rental, rail, cruise-line and tour operators, payment solutions, mobile solutions, advertising and other platform services.
Based on our internal estimates, we believe we offer the largest inventory of hotel properties on any travel platform in the world via our innovative distribution and merchandising solutions for both chain and independent hotels. Independent hotels were largely unaddressed by the GDS industry, which we integrate on one platform by combining the content from chain hotels captured by the traditional GDSs with independent hotel content our system accesses through our meta-search technology. In particular, our B2B solution, Travelport Rooms and More, is a single user interface that combines detailed product insights with meta-search functionality to deliver a fully-integrated hotel booking platform to travel agencies. Travelport Rooms and More captures highly fragmented content in one interface (including approximately 650,000 hotel properties) by combining content from large global OTAs with that from aggregators specializing in a particular geographic area. This streamlined and efficient interface also enables travel agencies to more easily upsell hotel content in a single, consistent and efficient workflow and user experience.
We are an early adopter in automated B2B payments and are redefining payments from travel agencies to travel providers. We have pioneered a new class of payments for the unmet needs of the travel industry that is focused on replacing cash and other payment methods with secure virtual pre-funded payment cards. eNett’s innovative, cost-efficient and secure travel payment solutions offer a strong value proposition to travel agencies and travel providers, including full flexibility, elimination of credit or bankruptcy risk, lower administrative cost due to significantly reduced time spent on reconciliation, rewards to travel agencies with incentive payments based on payment volumes and a lower spread for foreign currency payments. eNett exclusively utilizes MasterCard under a long-term agreement for card issuance, giving unparalleled access to the payment systems of virtually all the world’s travel providers who accept MasterCard as a form of payment. We believe the model is highly scalable as we expand beyond the core hospitality sector into air travel, including LCCs, as well as other sectors of the travel industry. We estimate that as of 2014 there is over $2 trillion of direct spending on travel annually, $810 billion of which is booked through the indirect channel, and payment is made from travel agencies to travel providers.
Following our acquisition of MTT in July 2015, we also provide a mobile travel platform and digital product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through mobile services including apps, mobile web and mobile messaging.
In addition to hospitality, payment and mobile solutions, we utilize the broad connections and extensive data managed by our Travel Commerce Platform to provide advertising solutions to over 2,300 advertisers, which includes, among others, travel providers who use our advertising solutions to easily and cost-effectively promote upgrades, ancillary products or services, package deals and other offers and, as a result, more effectively merchandise their products and services to targeted customers. We give advertisers direct access to a captive professional audience across over 68,000 travel agency locations representing over 235,000 online and offline travel agency terminals worldwide, with a full-time focus on global travel bookings and cover all main domestic and international travel flows. Our improved, graphically rich point of sale solutions provide increased capabilities and advertising space to display banner advertisements, add click through functionality and market ancillary products through our user interface.
Innovative, Flexible and Scalable Open Technology Platform Tailored to Meet Evolving Industry Needs
Through our industry-leading technology platform, we have been able to maintain our position at the forefront of innovation by meeting the global demands of our travel agents and travel providers for speed, flexibility and convergence. Our technology-enabled solutions offer rich content through accessible distribution channels, such as Travelport Smartpoint and Travelport Mobile Agent. To address unmet industry needs, we made significant strategic investments in innovative technology over the last three years, and we continue to invest in developing new technologies, platforms and ideas, all on an open and accessible platform that delivers expansive content and improves service. Our open connectivity approach allows for fully-flexible access to content and services across a range of delivery mechanisms, from XML protocols to more traditional industry sources such as ATPCO. Our open platform allows us to pull together content delivered from multiple sources into a cohesive display for the travel buyer, enabling search, comparison, reservation and payment across multiple providers. We deliver our content and functionality through state-of-the-art point of sale tools or via our own uAPI, which enables the flexibility for travel agencies and intermediaries to design customized user interfaces. A broad network of approximately 700 developers utilize our uAPI, create their own applications and increase the robustness of our systems. Our point of sale tools are device agnostic, allowing travel agents to access our platform via internet connection on a desktop or a variety of mobile devices, such as smartphones and tablets. In 2014, our systems processed up to 3 billion travel related system messages per day with 240 millisecond peak transaction frequency, over 9 billion API calls per month with 99.99% core system uptime using approximately 9,900 physical and virtual servers and had total storage capacity of over 13 petabytes. We operate our own in-house data center, which is another source of competitive advantage.
In recognition of the advantages provided by our open platform, we were the first among our competitors to offer Delta’s full range of seating products. In addition, starting in 2013, we offered Travelport Aggregated Shopping through XML connectivity to airline content, which has enabled and encouraged leading LCCs such as AirAsia, easyJet and Ryanair to join our fully integrated Travel Commerce Platform. In 2013, we launched an innovative Air Merchandising Platform to enhance user experience and focus on the sale of ancillary products and services, which are becoming increasingly important for airlines’ profitability. In the hospitality industry, we were the first GDS to our knowledge to offer a one-stop portal for hotel content distribution powered by “meta-search” technology.
Resilient, Recurring, Transaction-Based Business Model with High Revenue Visibility
Our operations are primarily founded on a transaction-based business model that ties our revenue to travel providers’ transaction volumes rather than the price paid by a consumer for airfare, hotel rooms or other travel products and services booked through our systems. Travel related businesses with volume-based revenue models have generally shown strong visibility, predictability and resilience across economic cycles because travel providers have historically sought to maintain traveler volumes by reducing prices in an economic downturn.
In general, our business is characterized by multi-year travel provider and travel agency contracts. Our standard distribution agreements with travel providers are open-ended or rollover unless specifically terminated. In 2014, we had 38 planned airline contract renewals, and we successfully renewed all such contracts which were active. We currently have 34 and 63 planned airline contract renewals in 2015 and 2016, respectively, including contracts which rollover on an annual basis. We also enter into contracts with travel buyers, such as travel agencies and corporate travel departments. A meaningful portion of our travel buyer agreements, representing approximately 17% of our revenue on average, are up for renewal in any given year. We did not lose any material travel buyer contract in the last three years. The length of our contracts, as well as the transaction-based and recurring nature of our revenue, provides high revenue visibility going forward.
Balanced Global Footprint with Long-Standing Relationships
We believe we are the most geographically balanced participant in the travel distribution industry. In 2014, we generated $2.031 billion in Travel Commerce Platform revenue, of which 68% is international (with 20% from Asia Pacific, 30% from Europe, 4% from Latin America and Canada and 14% from the Middle East and Africa), and 32% is from the United States, closely mirroring the total GDS-processed air segments globally. Our geographically dispersed footprint helps insulate us from particular country or regional instability, allows for optimal IT efficiency and enhances our value proposition to travel providers. We are well-positioned to capture higher value business from travel providers operating in away markets, which results in higher per transaction revenue for both us and the travel providers we serve. This strategically diversified geographic footprint allows us to focus on higher value transactions in the international travel segment. Our balanced network positions us well to benefit from global industry growth, while lessening the impact of potential geographic shifts within the industry. Our footprint also positions us as the challenger to the industry leader for air segments processed in each geographic region and provides us opportunities to grow our share.

We also have highly diversified, strong, long-standing relationships with both our travel providers and travel buyers. None of our travel buyers or travel providers accounted for more than 10% of our revenue for the year ended December 31, 2014 or for the nine months ended September 30, 2015. Our top 15 travel providers (by 2014 revenue) have been with us for more than ten years on average.
Proven and Motivated Management Team with Deep Travel Industry Expertise
Our management team has over 100 years of combined travel industry experience and is committed to improving and maintaining operational excellence by utilizing their extensive knowledge of the travel and technology industries. Their dedication and excellence has been demonstrated by improving our key business metrics and our recent capital structure improvements. Our management team’s compensation structure directly incentivizes them to improve business performance and profitability. Members of management currently own approximately 2.76% of our outstanding common shares (approximately 5% on a fully diluted basis assuming the vesting of existing equity awards).
Our management team is supported by a skilled, diverse, motivated and global workforce, comprised of over 3,500 full-time employees and an additional 1,100 employees at InterGlobe as of September 30, 2015. By investing in training, skills development and rotation programs for our employees, we seek to develop leaders with broad knowledge of our company, the industry, technology and customer-specific needs. We also hire externally as needed to bring in new expertise. Our combination of deep industry and company experience combined with the fresh perspective and insight of new hires across our management team creates a solid foundation for driving our business to success, profitability and industry leadership.
Our Growth Strategies
We believe we are well-positioned for future growth. Our balanced geographic footprint aligns us with anticipated industry growth across geographies, and we expect trends such as the increasing importance of ancillary revenue, the need by travel providers to personalize their offers to travelers, expansion by LCCs into the business travel industry, continued penetration by GDSs into hospitality distribution and growth of B2B travel advertising to further underpin our growth. We continue to leverage our domain expertise and relationships with travel providers to grow payment solutions. We will continue to evaluate and pursue strategic acquisition opportunities that enhance our Travel Commerce Platform. Our recent strategic capital investments, current product portfolio and strategic positioning enable us to benefit from industry trends, and we intend to capitalize further on these industry trends by focusing on the following initiatives:
Driving Beyond Air Innovation and Growth
Our Beyond Air portfolio includes fast growing hotel distribution, advertising and payment solutions. Given growth rates and the underpenetrated nature of these three areas, we believe we can grow our Beyond Air portfolio at a multiple to overall travel industry growth by continuing to strategically invest in the development of state-of-the-art capabilities in order to achieve a leading industry position.
Payments: Our strategy for eNett is to continue growing the scale of the business through further investment in operational capabilities, sales and marketing and targeted geographic expansion. We plan to capitalize on our early adopter advantage to capture “white space” given the travel industry’s previously unmet needs for a secure and efficient payment solution. Our Travel Commerce Platform allows us to leverage our extensive network of travel agencies to grow the penetration rate for eNett payments.
Hospitality: Through our leading meta-search capabilities, we are increasing our presence among independent hotels and have the largest inventory of hotel properties on any travel platform in the world. In addition, we provide superior chain hotel content to OTAs relative to our competitors by providing direct XML connectivity. Our strategy to grow in hospitality distribution is also focused on delivering corporate access to aggregated hotel content, including both chain and independent hotels through a single point of sale.
Advertising: Our strategy is to focus on the B2B advertising opportunity by targeting travel agencies. Hotel advertising will remain our core offering, but other advertising categories (especially air) also represent areas for growth, which we believe we are well-positioned to capitalize on through our Travel Commerce Platform.

Mobile: We provide travel companies with a mobile travel platform and digital product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through mobile services including apps, mobile web and mobile messaging.
Expand Air Platform
We are well-positioned in the high-value, complex segment of air travel distribution, which is characterized by its larger number of business travelers, complex itineraries and international bookings. Our strategy to grow our Air platform focuses on providing state-of-the-art solutions to address the changing manner in which airlines are positioning and selling their products and services.
To achieve these objectives, we developed, and in April 2013, we launched, our Air Merchandising Platform that offers Rich Content and Branding capabilities and integrates XML content with traditional content in a graphically rich, single user interface. This allows for more flexible and effective distribution and merchandising of both core travel content and ancillary products and services, results in a higher value proposition for both network carriers and LCCs and allows travel agencies to upsell more content efficiently. We are also able to offer payment solution capabilities to our travel buyers.
We intend to focus on the following strategies to drive Air growth:
Growth through Retailing and Merchandising Capabilities: In order to address the growing importance for travel providers of flexible systems to distribute and merchandise their increasingly sophisticated core products and broadening offerings of ancillary products, we have heavily invested in our Travelport Merchandising Platform to more effectively market and sell products and services. We have signed over 120 airlines to our Rich Content and Branding solution and will continue to target additional airlines with this solution. In addition, increasing the sale of ancillaries through our platform not only results in additional transaction revenue, but also helps us attract new content from carriers. We intend to continuously invest in our retailing and ancillary merchandising capabilities and grow by partnering with both traditional carriers and LCCs.
LCC Participation Growth: As LCCs continue to evolve and look for further growth opportunities, they seek to expand their offering to higher yield customers, mainly business travelers. Our access to business travelers, merchandising capabilities and ability to process complex itineraries have attracted and allowed for the full integration of several fast-growing LCCs such as AirAsia, easyJet and Ryanair into our Travel Commerce Platform. We view the expansion of LCCs into the business travel segment as a significant growth opportunity for us, and we will continue building our offering to win their business.
Targeted Geographic Expansion: Because the ability to increase away segments provides more revenue to airlines, away segments attract a premium to home segments, a dynamic that will benefit our performance as this trend continues. Furthermore, due to our balanced global footprint, we are well placed to benefit from global airline capacity shifts and increased LCC participation. We will continue to grow our international business and will focus on expanding into new emerging regions such as Africa, Latin America and Eastern Europe.
Business Travel Growth: Our strategy to grow in the business travel space is focused on investing in products that distribute travel technology solutions directly to corporations, allowing them to easily access and book travel content that incorporates their travel management policies directly through our platform.
Focus on Distribution Technology Leadership and Differentiated Products
Achieving growth in our Travel Commerce Platform is predicated on our continued investment in developing advanced technologies and differentiated products to maintain our competitive position. We intend to continue our strong commitment to product innovation and technological excellence to maintain our state-of-the-art product portfolio and preserve our early adopter advantage in several key growth areas, such as the sale of ancillaries, B2B travel payments, hospitality and advertising as well as our expansion into mobile solutions. We plan to continue offering rich travel content and empowered selling capabilities on an open platform with service oriented architecture and industry leading uAPI, and plan to continue to focus on developing a diverse application set to consistently increase the value of our Travel Commerce Platform to our customers. We are exploring new adjacencies, such as big data, which allow us to improve our products and data offerings to our customers and develop insights into travel behaviors. We have chosen not to focus our resources on more capital and labor intensive airline and hospitality related IT solutions. Instead, we focus on distribution products and payment related solutions. Our ability to offer differentiated, high value products and services allows us to shift the focus of our dialogue with travel providers from price to value, leading to higher RevPas.
Company History and Information
In 2006, we were acquired by affiliates of The Blackstone Group (“Blackstone”), affiliates of Technology Crossover Ventures and certain existing and former members of our management. One Equity Partners (“One Equity Partners”) acquired an economic interest in us in December 2006. In 2007, we expanded and diversified our geographic and commercial footprint by acquiring Worldspan.
In 2013, we completed a comprehensive refinancing plan that extended our debt maturities and simplified our capital structure.
During 2014, we completed several deleveraging transactions and a debt refinancing. Further, on September 30, 2014, we completed our initial public offering, and our common shares are currently traded on the NYSE under the symbol “TVPT.”
We were incorporated in 2006 in Bermuda. Our principal executive office is located at Axis One, Axis Park, Langley, Berkshire SL3 8AG, United Kingdom, and our telephone number is +44-1753-288-000.

The Offering
Common shares offered by us
850,000 common shares.
Common shares offered by the selling shareholders
9,150,000 common shares.
Underwriter’s option to purchase additional shares
Travelport Intermediate Limited has granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 common shares at the purchase price set forth on the cover of this prospectus supplement.
Common shares outstanding after completion of this offering
123,503,593 common shares.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $11,250,000, after deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
The selling shareholders will receive all of the net proceeds from any sales of their shares. We will not receive any proceeds from the sale of common shares by the selling shareholders. We will bear a portion of the expenses of the offering of common shares by the selling shareholders, except that the selling shareholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes on the sale of common shares by the selling shareholders. See “Use of Proceeds” in this prospectus supplement and “Selling Securityholders” in the prospectus.
Dividends
We paid a dividend on our common shares in each of the fourth quarter of 2014 and the first, second and third quarters of 2015, of  $0.075 per common share. On October 28, 2015, we declared a dividend on our common shares to be paid in the fourth quarter of 2015 of  $0.075 per common share. We intend to fund any future dividends from distributions made by our operating subsidiaries from their available cash generated from operations. The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board may deem relevant. See “Dividend Policy.”
NYSE symbol
“TVPT.”
Risk factors
For a discussion of risks relating to the Company, our business and an investment in our common shares, see “Risk Factors” and all other information set forth in or incorporated by reference into this prospectus supplement before investing in our common shares.
The number of common shares to be outstanding immediately after the closing of this offering is based on 122,653,593 shares outstanding as of November 3, 2015.

Unless otherwise indicated, all information in this prospectus supplement relating to the number of common shares to be outstanding immediately after this offering excludes 4,462,141 common shares reserved for future issuance under our equity incentive plans.

Summary Historical Consolidated Financial and Other Data
The following table sets forth our summary historical consolidated financial information and other data as of the dates and for the periods indicated. The consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 and balance sheet data as of December 31, 2014 and 2013 are derived from our audited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2012 is derived from our audited consolidated financial statements and the related notes thereto not incorporated by reference in this prospectus supplement. The consolidated statements of operations data for the nine months ended September 30, 2015 and 2014 and balance sheet data as of September 30, 2015 are derived from our unaudited interim consolidated condensed financial statements and the related notes thereto incorporated by reference in this prospectus supplement. Our unaudited consolidated condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of the information set forth therein. These historical results are not necessarily indicative of future results.
Our financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”). The following selected historical consolidated financial and other data are qualified in their entirety by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.
Consolidated Statement of Operations Data
(in $ millions, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net revenue	$1,686	$1,652	$2,148	$2,076	$2,002
Costs and expenses:
Cost of revenue	1,020	1,010	1,324	1,266	1,191
Selling, general and administrative	340	315	430	396	446
Depreciation and amortization	175	171	233	206	227
Total costs and expenses	1,535	1,496	1,987	1,868	1,864
Operating income	151	156	161	208	138
Interest expense, net	(118)	(237)	(278)	(356)	(346)
(Loss) gain on early extinguishment of debt	—	(108)	(108)	(49)	6
Gain on sale of shares of Orbitz Worldwide	6	356	356	—	—
Income (loss) from continuing operations before income taxes and share of (losses) earnings in equity method investments	39	167	131	(197)	(202)
Provision for income taxes	(24)	(33)	(39)	(20)	(23)
Share of (losses) earnings in equity method investments	(1)	(1)	(1)	10	(74)
Net income (loss) from continuing operations	14	133	91	(207)	(299)
Gain from disposal of discontinued operations, net of tax	—	—	—	4	7
Net income (loss)	14	133	91	(203)	(292)
Net (income) loss attributable to non-controlling interest in subsidiaries	(3)	(4)	(5)	(3)	—
Net income (loss) attributable to the Company	$11	$129	$86	$(206)	$(292)
Income (loss) per common share–Basic:
Income (loss) per share–continuing operations	$0.09	$1.75	$1.01	$(4.62)	$(36.76)
Income per share–discontinued operations	—	—	—	0.10	0.83
Basic income (loss) per share	0.09	1.75	1.01	(4.52)	(35.93)
Weighted average common shares outstanding–Basic	122,062,715	73,701,371	85,771,655	45,522,506	8,129,920
Income (loss) per common share–Diluted:
Income (loss) per share–continuing operations	$0.09	$1.70	$0.98	$(4.62)	$(36.76)
Income per share–discontinued operations	—	—	—	0.10	0.83
Diluted income (loss) per share	0.09	1.70	0.98	(4.52)	(35.93)
Weighted average common shares outstanding–Diluted	122,563,359	76,073,381	87,864,090	45,522,506	8,129,920

Other Operating Metrics
(in $ millions, except percentages, segment data or otherwise specified)	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Adjusted Net Income (Loss)(1)	$95	$(9)	$(11)	$(48)	$(80)
Adjusted EBITDA(1)	405	430	540	517	494
Adjusted Free Cash Flow(2)	64	(80)	(39)	20	104
Unlevered Adjusted Free Cash Flow(2)	173	183	255	293	336
Capital Expenditures	102	106	144	127	108
Adjusted income (loss) per share-Diluted(3)	0.78	(0.12)	(0.12)	(1.06)	(9.84)
Travel Commerce Platform revenue:
Air revenue	1,231	1,245	$1,607	$1,588	$1,548
Beyond Air revenue	361	316	424	371	326
Total Travel Commerce Platform revenue	$1,592	$1,561	$2,031	$1,959	$1,874
% of net revenue	94%	95%	95%	94%	94%
% of Air segment revenue from away bookings	65%	63%	62%	62%	60%
Beyond Air revenue as % of net revenue	21%	19%	20%	18%	16%
Travel Commerce Platform revenue by region:
Asia Pacific	$350	$304	$400	$369	$336
Europe	475	476	615	596	549
Latin America and Canada	75	68	88	86	77
Middle East and Africa	220	216	280	277	270
International	1,120	1,064	1,383	1,328	1,232
% of Travel Commerce Platform revenue	70%	68%	68%	68%	66%
United States	472	497	648	631	642
Total Travel Commerce Platform revenue	$1,592	$1,561	$2,031	$1,959	$1,874
Reported Segments (in millions)	266	275	356	350	347
Travel Commerce Platform RevPas:
International RevPas (in dollars)	$7.30	$6.96	$6.98	$6.81	$6.55
United States RevPas (in dollars)	$4.21	$4.07	$4.10	$4.07	$4.03
Travel Commerce Platform RevPas (in dollars)	$5.99	$5.68	$5.70	$5.60	$5.40
Transaction value processed on the Travel Commerce Platform	$64,245	$69,362	$89,969	$87,666	$85,250
Airline tickets issued (in millions)	90	94	122	120	116
Hotel room nights sold (in millions)	49	47	63	61	58
Car rentals days sold (in millions)	70	64	85	76	72
Hospitality segments per 100 airline tickets issued(a) (in millions)	46	42	43	41	40

(a)
A hospitality segment refers to one complete hospitality booking. For example, a five night hotel stay equals one hospitality segment. Hospitality includes hotel, car, rail and other non-air bookings.

Consolidated Balance Sheet Data
(in $ millions)	As of September 30, 2015	As of December 31,
		2014	2013	2012
Cash and cash equivalents	$101	$139	$154	$110
Total current assets (excludes cash and cash equivalents)	356	273	312	322
Property and equipment, net	449	414	428	416
Goodwill and other intangible assets, net	1,933	1,930	1,971	2,017
All other non-current assets	99	136	223	291
Total assets	$2,938	$2,892	$3,088	$3,156
Total current liabilities	$594	$555	$681	$695
Long-term debt	2,405	2,384	3,528	3,866
All other non-current liabilities	298	291	190	281
Total liabilities	3,297	3,230	4,399	4,842
Total equity (deficit)	(359)	(338)	(1,311)	(1,686)
Total liabilities and equity	$2,938	$2,892	$3,088	$3,156

(1)
Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under GAAP. In addition, Adjusted Net Income (Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. The presentation of Adjusted Net Income (Loss) and Adjusted EBITDA have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
We have included Adjusted Net Income (Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board of Directors (“Board”) to determine incentive compensation for future periods.
Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, the contribution from the terminated master services agreement (the “MSA”) with United Airlines and items that are excluded under our debt covenants, such as gain on the sale of shares of Orbitz Worldwide, non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs and other non-cash items such as foreign currency gains (losses) on euro denominated debt and earnings hedges along with any income tax related to these exclusions.
Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net, and income taxes.
The following table provides a reconciliation of net income (loss) from continuing operations to Adjusted Net Income (Loss) and Adjusted EBITDA:
(in $ millions)	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net income (loss) from continuing operations	$14	$133	$91	$(207)	$(299)
Adjustments:
Amortization of intangible assets(a)	56	58	77	80	82
Loss (gain) on early extinguishment of debt	—	108	108	49	(6)
Share of losses (earnings) in equity method investments	1	1	1	(10)	74
Loss of MSA with United Airlines(b)	—	—	—	—	(21)
Gain on sale of shares of Orbitz Worldwide	(6)	(356)	(356)	—	—
Equity-based compensation and related taxes	25	33	44	6	2
Corporate and restructuring costs(c)	11	10	14	7	19
Litigation and related costs(d)	—	—	—	12	53
Other–non cash(e)	(8)	4	12	15	16
Tax impact of adjustments	2	—	(2)	—	—
Adjusted Net Income (Loss)	95	(9)	(11)	(48)	(80)
Adjustments:
Depreciation and amortization of property and equipment	119	113	156	126	145
Amortization of customer loyalty payments(f)	51	56	76	63	60
Interest expense, net	118	237	278	356	346
Remaining provision for income taxes	22	33	41	20	23
Adjusted EBITDA	$405	$430	$540	$517	$494

(a)
Relates primarily to intangible assets acquired in the sale of Travelport to Blackstone in 2006 and from the acquisition of Worldspan in 2007.

(b)
Reflects the historical contribution to operating income of a terminated MSA with United Airlines.

(c)
Relates to costs associated with corporate development transactions and costs incurred to enhance our organization’s efficiency.

(d)
Litigation and related costs represent costs related to various claims, legal proceedings, intellectual property and other commercial, employment and tax matters. In 2012, litigation and related costs predominately related to litigation with American Airlines and former bondholders.

(e)
Other–non cash includes (i) unrealized losses (gains) on foreign currency derivatives contracts and revaluation losses (gains) on our euro denominated debt ($12 million, $13 million and $15 million for the years ended December 31, 2014, 2013 and 2012, respectively, and $(5) million and $6 million for the nine months ended September 30, 2015 and 2014, respectively), (ii) write-off and impairment of non-current assets of  $2 million and $1 million for the years ended December 31, 2014 and 2013, respectively, and (iii) other (gains) losses of  $(2) million, $1 million and $1 million for the years ended December 31, 2014, 2013 and 2012, respectively, and $(3) million and $(2) million for the nine months ended September 30, 2015 and 2014, respectively.

(f)
Excludes the amortization of customer loyalty payments related to United Airlines of  $2 million for the year ended December 31, 2012.

(2)
We believe our important measures of liquidity are Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We believe these measures provide investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures. We define Unlevered Adjusted Free Cash Flow as Adjusted Free Cash Flow excluding the impact of interest payments. Management uses Unlevered Adjusted Free Cash Flow to determine how much cash would be available to the providers of capital and debt and assess cash generated if our debt were to be repaid. We believe these measures give management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms.

Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under GAAP. These are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to net earnings or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.
The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and to Unlevered Adjusted Free Cash Flow. We have also supplementally provided as part of this reconciliation, a reconciliation of Adjusted EBITDA, our primary key performance measure, to net cash provided by operating activities.
(3)
Adjusted Income (Loss) per share—Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares. We have included Adjusted Income (Loss) per share—Diluted as we believe it is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, which we believe are ongoing costs of doing business, as well as other items which are not allocated to the operating businesses such as interest expense and related taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per share—Diluted has similar limitations as Adjusted EBITDA and Adjusted Net Income (Loss) and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income/(loss) and net income/(loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

(in $ millions)	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
Adjusted EBITDA	$405	$430	$540	$517	$494
Interest payments	(109)	(263)	(294)	(273)	(232)
Tax payments	(18)	(19)	(26)	(29)	(16)
Customer loyalty payments	(56)	(66)	(93)	(78)	(47)
Changes in Trading Working Capital(a)	(36)	(34)	(13)	(5)	31
Changes in accounts payable and employee related payables	1	(19)	(33)	7	19
Pension liability contribution	(2)	(5)	(7)	(3)	(27)
Changes in other assets and liabilities	(19)	2	31	11	7
United MSA	—	—	—	—	23
Other adjusting items(b)	(12)	(37)	(47)	(47)	(71)
Net cash provided by operating activities	154	(11)	58	100	181
Add: other adjusting items(b)	12	37	47	47	71
Less: United MSA cash	—	—	—	—	(40)
Less: capital expenditures on property and equipment additions	(76)	(83)	(112)	(107)	(92)
Less: repayment of capital lease obligations and other indebtedness	(26)	(23)	(32)	(20)	(16)
Adjusted Free Cash Flow	64	(80)	(39)	20	104
Add: interest payments	109	263	294	273	232
Unlevered Adjusted Free Cash Flow	$173	$183	$255	$293	$336

(a)
“Trading Working Capital” is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives). For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Working Capital” incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(b)
Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA. These include (i) $26 million of payments relating to the accrued sponsor monitoring fee for the year ended December 31, 2014, (ii) $12 million and $11 million of corporate cost payments during the nine months ended September 30, 2015 and 2014, respectively, and $21 million, $24 million, and $20 million during the years ended December 31, 2014, 2013 and 2012, respectively, (iii) $23 million and $28 million of litigation and related cost payments during the years ended December 31, 2013 and 2012, respectively, (iv) $15 million of payments towards a historical dispute related to a now terminated arrangement with a former distributor in the Middle East during the year ended December 31, 2012, (v) $7 million of payments during the year ended December 31, 2012, in relation to a Founding Airlines Services Agreement acquired with the purchase of Worldspan in 2007 and (vi) $1 million of restructuring related payments made during the year ended December 31, 2012.

RISK FACTORS
Investing in our common shares involves a number of risks. Before you purchase our common shares, you should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement, including our consolidated financial statements and accompanying notes. You should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q, as supplemented and modified by the below. If any of those or the following risks actually occurs, our business, financial condition, results of operation or cash flows could be materially adversely affected. In any such case, the trading price of our common shares could decline, and you could lose all or part of your investment.
Risks Related to this Offering and Ownership of Our Common Shares
The market price and trading volume of our common shares may be volatile, which could result in rapid and substantial losses for our shareholders.
The market price of our common shares may be highly volatile and could be subject to wide fluctuations. Since our initial public offering in September 2014, the price of our common shares, as reported by NYSE, has ranged from a low of  $11.63 on October 16, 2014 to a high of  $18.21 on December 22, 2014. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to sell your common shares at or above your purchase price, if at all. The market price of our common shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common shares or result in fluctuations in the price or trading volume of our common shares include: variations in our quarterly operating results; failure to meet our earnings estimates; publication of research reports about us or the travel industry or the failure of securities analysts to cover our common shares; additions or departures of our executive officers and other key management personnel; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by shareholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; adverse publicity about the travel industry generally or individual scandals, specifically; and general market and economic conditions.
Our common share price may decline due to the large number of shares eligible for future sale.
The market price of our common shares could decline as a result of sales of a large number of shares of our common shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the completion of this offering, we will have a total of 123,503,593 common shares outstanding. Certain holders of our outstanding common shares have demand and/or piggyback registration rights to require us to register our common shares with the SEC. If we register these common shares, the shareholders would be able to sell those shares freely in the public market. In addition, we filed a registration statement registering under the Securities Act the common shares reserved for issuance in respect of incentive awards to our directors, officers and employees. If any of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common shares. These sales also could impede our ability to raise capital in the future.
If we do not pay additional cash dividends in the foreseeable future, the price of our common shares may be depressed.
The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board may deem relevant. In addition, pursuant to Bermuda law and our bye-laws, no dividends may be declared or paid if there are reasonable grounds for believing that: (i) we are, or would after the payment be, unable to pay our liabilities as they become due or (ii) that the realizable value of our assets would thereby be less than our liabilities. As a result, you may not receive any return on an investment in our common shares unless you sell our common shares for a price greater than that which you paid for it.
Anti-takeover provisions in our bye-laws may delay, discourage or prevent a change in control.
Our bye-laws contain provisions that may delay, discourage or prevent a merger or acquisition that a shareholder may consider favorable. As a result, shareholders may be limited in their ability to obtain a premium for their shares.
We are a Bermuda company, and it may be difficult for you to enforce judgments against us or certain of our directors or officers.
We are a Bermuda limited liability exempted company. We have been advised by our Bermuda counsel that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda depends on whether the U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over it, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would recognize such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment, (2) the U.S. court did not contravene the rules of natural justice of Bermuda, (3) the U.S. judgment was not obtained by fraud, (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (6) there is due compliance with the correct procedures under the laws of Bermuda.
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of the United States federal securities law that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under United States federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they are likely to be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda in the first instance for a violation of United States federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.
Our bye-laws require that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in Bermuda as the exclusive forum for such actions, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.
Our bye-laws require, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in Bermuda, and if brought outside of Bermuda, the shareholder bringing the suit will be deemed to have consented to service of process on such shareholder’s counsel. The choice of forum provision in our bye-laws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us and have the effect of discouraging lawsuits against our directors and officers. Alternatively, if a court were to find these provisions of bye-laws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Persons who own our shares may have more difficulty in protecting their interests than persons who are shareholders of a U.S. corporation.
The Companies Act 1981, as amended, of Bermuda, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. As a result, persons who own our shares may have more difficulty in protecting their interests than persons who are shareholders of a U.S. corporation.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified Board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and stock exchange rules. The requirements of these rules and regulations have increased, and will continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required, and management’s attention may be diverted from other business concerns. These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our Board. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Furthermore, because we have not operated as a company with equity listed on a national securities exchange in the past, we might not be successful in implementing these requirements. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our financial condition.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our common shares may be negatively affected.
We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our Annual Report on Form 10-K for the year ending December 31, 2015 to be filed in 2016, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our common shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

USE OF PROCEEDS
We estimate that the net proceeds to us from our sale of 850,000 common shares in this offering will be approximately $11,250,000, after deducting estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes.
We will not receive any proceeds from the sale of our common shares by any selling shareholder named herein. All of the common shares offered by the selling shareholders pursuant to this prospectus supplement will be sold by the selling shareholders for their own account. We may, however, bear a portion of the expenses of the offering of common shares by the selling shareholders, except that the selling shareholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:
•
on an actual basis; and

•
on an as-adjusted basis giving effect to the sale of 850,000 common shares in this offering by us after deducting estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this prospectus supplement.
	As of September 30, 2015
	Actual	As-Adjusted
	($ in millions, except share data)
Cash and cash equivalents	$101	$112
Secured Debt	$2,332	$2,332
Unsecured Debt	$26	$26
Capital Leases	$114	$114
Total long-term debt, including current portion	$2,472	$2,472
Shareholders’ equity (deficit):
Common shares(1)	$—	$—
Additional paid-in capital	$2,724	$2,722
Treasury Shares	$(28)	$(15)
Accumulated deficit	$(2,887)	$(2,887)
Accumulated other comprehensive loss	$(189)	$(189)
Total shareholders’ equity (deficit)	$(380)	$(369)
Equity attributable to non-controlling interest in subsidiaries	$21	$21
Total capitalization	$2,113	$2,124

(1)
Our authorized, issued and outstanding common shares, with par value of  $0.0025 per share, is as follows:

	As of September 30, 2015
	Actual	As-Adjusted
Authorized	560,000,000	560,000,000
Issued	124,262,703	124,262,703
Outstanding	122,500,140	123,350,140

MARKET PRICE OF OUR COMMON SHARES
Our common shares began trading on the NYSE under the symbol “TVPT” on September 25, 2014. Prior to that, there was no public market for our common shares. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common shares as reported by Bloomberg since September 25, 2014.
	High	Low
2014
Third Quarter (ending September 30, 2014)	$17.36	$15.71
Fourth Quarter (ending December 31, 2014)	$18.21	$11.63
2015
First Quarter (ending March 31, 2015)	$18.03	$14.54
Second Quarter (ending June 30, 2015)	$17.00	$13.43
Third Quarter (ending September 30, 2015)	$15.34	$11.84
Fourth Quarter (through November 3, 2015)	$15.22	$12.70
On November 3, 2015, the closing price of our common shares as reported by Bloomberg was $14.71 per share. As of November 3, 2015, we had 59 holders of record of our common shares.

DIVIDEND POLICY
We paid a dividend on our common shares in each of the fourth quarter of 2014 and the first, second and third quarters of 2015, of  $0.075 per common share. On October 28, 2015, we declared a dividend on our common shares to be paid in the fourth quarter of 2015 of  $0.075 per common share. We intend to fund any future dividends from distributions made by our operating subsidiaries from their available cash generated from operations. The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board may deem relevant. In addition, pursuant to Bermuda law and our bye-laws, no dividends may be declared or paid if there are reasonable grounds for believing that: (i) we are, or would after the payment be, unable to pay our liabilities as they become due or (ii) that the realizable value of our assets would thereby be less than our liabilities.

SELLING SHAREHOLDERS
Unless otherwise indicated, the following table shows information about the beneficial ownership of our common shares, as of November 3, 2015, by each shareholder selling shares in this offering.
For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement.
The percentages listed below for common shares owned before the offering are based on 122,653,593 common shares outstanding as of November 3, 2015. Percentage ownership of our common shares after the offering assumes the sale of 850,000 common shares by us in this offering.
Funds affiliated with Blackstone and certain members of our management beneficially own common shares indirectly through their holdings in Travelport Intermediate Limited, a Bermuda company. As of November 3, 2015, Travelport Intermediate Limited beneficially owned 12,504,740, or approximately 10.2%, of our issued and outstanding common shares.
Name and Address of Beneficial Owner(1)	Common shares owned before the offering		Common shares to be sold in this offering	Common shares owned after the offering (no option exercise)		Common shares owned after the offering (full option exercise)
	Number	Percentage	Number	Number	Percentage	Number	Percentage
Angelo, Gordon Funds(2)	15,236,979	12.42%	4,250,000	10,986,979	8.90%	10,986,979	8.90%
Travelport Intermediate Limited(3)	12,504,740	10.20%	4,900,000	7,604,740	6.16%	6,104,740	4.94%

(1)
A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•
voting power which includes the power to vote, or to direct the voting of, such security; and/or

•
investment power which includes the power to dispose, or to direct the disposition of, such security.

Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his spouse (as applicable), with respect to all common shares listed as owned by that person. Common shares issuable upon the exercise of options exercisable on November 3, 2015, or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.
(2)
Common shares beneficially owned before this offering reflects beneficial ownership of 1,084,796 common shares held by AG Super Fund International Partners, L.P., 13,878,600 common shares held by Silver Oak Capital, L.L.C., 123,149 common shares held by AG Capital Recovery Partners VI LP, 54,717 common shares held by AG Capital Recovery Partners VII LP, 11,073 common shares held by AG Eleven Partners, 3,093 common shares held by AG MM LP, 2,594 common shares held by AG Princess LP, 74,069 shares held by AG Super Fund LP and 4,888 common shares held by Nutmeg Partners LP (collectively, the “Angelo, Gordon Funds”). The address of the Angelo, Gordon Funds is c/o Angelo, Gordon & Co., L.P., 245 Park Avenue—26th Floor, New York, NY 10167.

(3)
Travelport Intermediate Limited, a wholly owned subsidiary of TDS Investor (Cayman) L.P., a Cayman limited partnership (“TDS Investor”), owns these common shares directly. The general partner of TDS Investor is TDS Investor (Cayman) GP Ltd. (“TDS GP”). TDS GP is collectively controlled by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), BCP (Cayman) V-S L.P. (“BCP V-S”) and BCP V Co-Investors (Cayman) L.P. (collectively with BCP V, BCP V-A and BCP V-S, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) and Blackstone Participation Partnership

(Cayman) V L.P. (collectively with BFIP V, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”). Blackstone Management Associates (Cayman) V. L.P. (“BMA”) is the general partner of each of the BCP Funds. The general partner of each of the Blackstone Funds and a general partner and majority in interest owner of BMA is BCP V GP L.L.C. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of BFIP V-SMD is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such reporting persons may be deemed to beneficially own the common shares beneficially owned by Travelport Intermediate Limited, but each (other than Travelport Intermediate Limited to the extent of its direct holdings) disclaims beneficial ownership of such common shares. The address of the Blackstone affiliated persons listed in this footnote is c/o the Blackstone Group L.P., 345 Park Avenue, New York, NY, 10154.

Taxation
Bermuda Tax Considerations
To the extent that this discussion relates to matters of Bermuda tax law, it constitutes the opinion of Conyers Dill & Pearman Limited, our special Bermuda counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
Material United States Federal Income Tax Considerations to United States Holders
The following discussion is a summary of material United States federal income tax consequences to a United States Holder (as defined below), under current law, of the purchase, ownership, and disposition of our common shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.
This discussion applies only to a United States Holder (as defined below) that holds our common shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:
•
banks;

•
certain financial institutions;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
brokers or dealers in stocks and securities, or currencies;

•
persons who use or are required to use a mark-to-market method of accounting;

•
certain former citizens or residents of the United States subject to Section 877 of the Code;

•
entities subject to the United States anti-inversion rules;

•
tax-exempt organizations and entities;

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons whose functional currency is not the United States dollar;

•
persons holding common shares as part of a straddle, hedging, conversion or integrated transaction;

•
persons holding common shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•
persons who hold or receive our common shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•
tax qualified retirement plans;

•
persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting shares; or

•
partnerships or other pass-through entities, or persons holding common shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding our common shares, or a partner in such a partnership, should consult its tax advisors regarding the tax consequences of investing in and holding the common shares.
For purposes of the discussion below, a “United States Holder” is a beneficial owner of our common shares that is, for United States federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if  (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before August 20, 1996, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Dividends and Other Distributions on the Common Shares
Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, the gross amount of any distribution that we make to you with respect to our common shares will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income on the day actually or constructively received by you. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis in your common shares, as capital gain and will be treated as described below in the section relating to the disposition of our common shares.
Dividends received by a non-corporate United States Holder, including an individual, may qualify for the lower rates of tax applicable to “qualified dividend income” if we are a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States (such as the NYSE) or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. We believe, but we cannot assure you, that dividends we pay on our common shares generally should, subject to applicable limitations, be eligible for such reduced rates of taxation.

Even if we are treated as a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold our common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the reduced rate will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.
Dividends paid by a non-United States corporation generally will be treated as foreign-source income for foreign tax credit limitation purposes. Under Section 904(h) of the Code, however, dividends paid by a non-United States corporation that is at least 50% owned by United States Holders may be treated as income derived from sources within the United States rather than from sources without the United States for foreign tax credit purposes to the extent the non-United States corporation has more than an insignificant amount of income from sources within the United States. The effect of this rule, for the current year and any applicable future year, may be to treat a portion of the dividends paid by us as United States-source income for foreign tax credit purposes. Such treatment may adversely affect a shareholder’s ability to use foreign tax credits.
You should consult your tax advisor regarding the availability of the lower tax rates applicable to qualified dividend income for, and the possible impact of Section 904(h) on, any dividends that we pay with respect to the common shares, as well as the effect of any change in applicable law after the date of this registration statement.
Taxable Disposition of the Common Shares
You will recognize gain or loss on a sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and your tax basis in the common shares. Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the common share disposed of for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.
Any gain or loss that you recognize on a disposition of our common shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.
Passive Foreign Investment Company
Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company (“PFIC”) for United States federal income purposes for our current taxable year ending December 31, 2015. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2015, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.
A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:
•
at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.
Changes in the composition of our income or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the common shares from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable (including, where relevant, any approach taken with respect to our market capitalization), it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.
If we are a PFIC for any taxable year during which you hold common shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold common shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the common shares, as applicable. If such election is made, you will be deemed to have sold the common shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your common shares with respect to which such election was made will not be treated as shares in a PFIC, and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the common shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.
If we are a PFIC for any taxable year during which you hold common shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the common shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these rules:
•
the excess distribution or recognized gain will be allocated ratably over your holding period for the common shares;

•
the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•
the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which a United States Holder holds our common shares and any of our non-United States subsidiaries also is a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower-tier PFIC) for purposes of the application of these rules. Each United States Holder should consult its own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which you hold common shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our common shares as ordinary income under a mark-to-market method, provided that such our common shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our common shares are listed on the NYSE, which is a qualified exchange or other market for these purposes. Consequently, if our common shares are regularly traded, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.
In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your common shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.
If we are a PFIC for any taxable year during which we are a controlled foreign corporation within the meaning of the Code and you are a 10% United States Shareholder (as defined under “—Controlled Foreign Corporation” below) with respect to us, we generally will not be treated as a PFIC with respect to you for the portion of such taxable year that you are a 10% United States Shareholder.
A United States Holder that holds our common shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your tax advisor regarding the application of the PFIC rules to your investment in our common shares and the availability, application and consequences of the elections discussed above.
Controlled Foreign Corporation
Under the “controlled foreign corporation” (“CFC”) rules of the Code, certain United States Holders may under certain circumstances be required to include as ordinary income for United States federal income tax purposes amounts attributable to some or all of our earnings in advance of the receipt of cash attributable to such amounts if the Company or certain of its subsidiaries is a CFC. A non-United States corporation generally will be classified as a CFC if United States persons, each of whom owns, directly or indirectly, at least 10% of the voting stock of such corporation (“10% United States Shareholders”), own in the aggregate more than 50% of the voting power or value of the stock of such corporation. If the Company or certain of its subsidiaries qualify as a CFC for an uninterrupted period of 30 days or more during the taxable year, then each United States Holder that is a 10% United States Shareholder generally will be required to include in its taxable income its proportionate share of certain types of undistributed income of the CFC (e.g., certain dividends, interest, rents and royalties, gain from the sale of property producing such income and certain income from sales and services) and, in certain circumstances of earnings of the CFC that are treated as invested in United States property. In addition, gain on the sale of our common shares by such a United States Holder (during the period that we are a CFC and thereafter for a five-year period) may be re-characterized in whole or in part as dividend income. You should consult your own tax advisors regarding the application of the controlled foreign corporation rules to your investment in our common shares.
Information Reporting and Backup Withholding
Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our common shares and the proceeds from the sale or exchange of our common shares that are paid to you within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.
Each United States Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.
Information with Respect to Foreign Financial Assets
Each United States Holder who is an individual generally will be required to report our name, address and such information relating to an interest in the common shares as is necessary to identify the class or issue of which its common shares are a part. These requirements are subject to exceptions, including an exception for common shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed certain thresholds.
Each United States Holder should consult its tax advisor regarding the application of these information reporting rules.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. Each United States Holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of common shares.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we and the selling shareholders have agreed to sell to the underwriter, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	10,000,000
The underwriter is offering the common shares subject to its acceptance of the shares from us and the selling shareholders subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the common shares covered by its option to purchase additional common shares described below.
The estimated offering expenses payable by us are approximately $750,000.
The underwriter is purchasing the common shares from us and the selling shareholders at $14.16 per share (representing $12,036,000 of gross proceeds to us and $129,564,000 of gross proceeds to the selling shareholders, before expenses and assuming no exercise of the underwriter’s option to purchase additional shares).
The underwriter proposes to offer the common shares offered hereby from time to time for sale in one or more transactions on the NYSE in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of our common shares for whom they may act as agents or to whom they may sell as principal.
Travelport Intermediate Limited, a shareholder selling in this offering, has granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 common shares at the purchase price set forth on the cover of this prospectus supplement. Any common shares sold under the option will be sold on the same terms and conditions as the other common shares that are the subject of this offering.
Our common shares are listed on the NYSE under the trading symbol “TVPT.”
Subject to certain exceptions, we and our executive officers and directors and the selling shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, during the period ending 75 days after the date of this prospectus supplement (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. We have agreed with Morgan Stanley & Co. LLC that certain members of our management may sell up to an aggregate of 175,000 common shares during the restricted period.
Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time, with or without notice.
In order to facilitate the offering of the common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional shares. The underwriter can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriter may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriter is not required to engage in these activities and may end any of these activities at any time.
We, the selling shareholders and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering.
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for our directors and officers, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common shares to be offered so as to enable an investor to decide to purchase any shares of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common shares in, from or otherwise involving the United Kingdom.

Canada
The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
France
Neither this prospectus supplement nor any other offering material relating to the common shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic

Area and notified to the Autorité des Marchés Financiers and to the Company. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the common shares to the public in France.

Such offers, sales and distributions have been and will only be made in France:
•
to qualified investors (investisseurs qualifiés), other than individuals, and/or to a restricted circle of investors (cercle restreint d’investisseurs), other than individuals, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D. 411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-I-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer.

The common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.
Hong Kong
The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Japan
The common shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”). Each underwriter has agreed that the common shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.
Switzerland
This document as well as any other offering or marketing material relating to the common shares which are the subject of the offering contemplated by this prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations. The common shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the common shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Neither this document nor any other offering or marketing material relating to the common shares which are the subject of the offering contemplated by this prospectus supplement will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.
The common shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the common shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time.
This document as well as any other material relating to the common shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.
Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with

Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale.
Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this document you should consult an authorized financial adviser.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
People’s Republic of China
The common shares may not be offered or sold directly or indirectly in the People’s Republic of China (the “PRC”) (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan), except pursuant to applicable laws and regulations of the PRC. Neither this prospectus supplement nor any material or information contained herein relating to the common shares, which have not been and will not be submitted to or approved/verified by or registered with the China Securities Regulatory Commission (the “CSRC”), or other relevant governmental authorities in the PRC pursuant to relevant laws and regulations, may be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the common shares in the PRC. The material or information contained herein relating to the common shares does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. The common shares may only be offered or sold to the PRC investors that are authorized to engage in the purchase of securities of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the CSRC, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or foreign investment regulations.

LEGAL MATTERS
The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman Limited with respect to Bermuda law. Selected legal matters as to U.S. law in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing the underwriter in this offering.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Travelport Worldwide Limited’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements and related financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 incorporated in this prospectus supplement by reference from Travelport Worldwide Limited’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the securities being offered in this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, and the securities being offered, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our website is www.travelport.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

TRAVELPORT WORLDWIDE LIMITED
COMMON SHARES
DEBT SECURITIES
PREFERENCE SHARES
WARRANTS
RIGHTS
COMMON SHARES BY THE SELLING SHAREHOLDERS
We may from time to time offer to sell:
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common shares;

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debt securities;

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preference shares;

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warrants to purchase our common shares, preference shares, debt securities or other securities; and

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rights to purchase our common shares, preference shares, debt securities or other securities.

Our common shares are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “TVPT.” The debt securities may consist of debentures, notes, bonds or other types of indebtedness. The debt securities, preference shares, warrants and rights may be convertible, exercisable or exchangeable for common shares or preference shares or other securities of ours.
In addition, the selling shareholders, as may be named in one or more prospectus supplements (collectively, the “Selling Shareholders”), may offer and sell common shares from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any of the proceeds from the sale of our common shares offered by the Selling Shareholders.
We may offer and sell these securities, and the Selling Shareholders may offer and sell our common shares, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders, if so provided in a prospectus supplement hereto. We will provide specific terms of any securities to be offered, including the amount, prices and other terms of the securities and information about any selling securityholders, in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
Our principal executive office is located at Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG and our telephone number is +44-1753-288-000.

Investing in these securities involves risks. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, along with the risk factors included in our other periodic reports and in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission (the “SEC”).
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2015

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we, the selling securityholders and the Selling Shareholders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC’s rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should read this prospectus, including the information incorporated by reference herein, and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. None of us, the selling securityholders or the Selling Shareholders has authorized anyone else to provide you with other information.
When used in this prospectus, the terms “Travelport Worldwide Limited,” “the Company,” “we,” “our” and “us” refer to Travelport Worldwide Limited and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.
EXCHANGE CONTROL
Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares, options, warrants, depository receipts, rights, loan notes, debt instruments and other securities of the Company to and between residents and non-residents of Bermuda for exchange control purposes provided that shares of the Company remain listed on an appointed stock exchange, which includes the NYSE. In granting such consent the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our website is www.travelport.com. However, the information on, or accessible through, our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the NYSE, 20 Broad Street, New York, New York 10005.
We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated):
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our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

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our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 6, 2015, August 4, 2015 and November 2, 2015 respectively;

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the description of share capital contained in the Registration Statement on Form 8-A, as filed with the SEC on September 24, 2014 (File No. 001-36640), as supplemented by the “Description of Share Capital” found on page 7 of this prospectus and including any amendments or reports filed for the purpose of updating such description;

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our Current Reports on Form 8-K, filed with the SEC on January 13, 2015, January 22, 2015, March 20, 2015, April 27, 2015, June 16, 2015, September 10, 2015 and October 27, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

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future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and before the termination of this offering.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all the information that has been or may be incorporated by reference in this prospectus. You may request such copies at no cost by writing or telephoning us at the following address:
Travelport Worldwide Limited
Axis One, Axis Park
Langley, Berkshire, United Kingdom SL3 8AG
Telephone: +44-1753-288-000

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
This prospectus includes and incorporates by reference forward-looking statements. The forward-looking statements contained and incorporated by reference herein involve risks and uncertainties. Forward-looking statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those in the forward-looking statements. In some cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will” and “would” or other similar words. You should read statements that contain these words carefully because they discuss our future priorities, goals, strategies, actions to improve business performance, market growth assumptions and expectations, new products, product pricing, changes to our business processes, future business opportunities, capital expenditures, financing needs, financial position and other information that is not historical information.
The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results of continuing operations or those anticipated or predicted by these forward-looking statements:
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factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions;

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our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers;

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our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms;

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our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams;

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the impact on travel provider capacity and inventory resulting from consolidation of the airline industry;

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our ability to grow adjacencies, such as payment and mobile solutions;

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general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the eurozone;

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pricing, regulatory and other trends in the travel industry;

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the impact our outstanding indebtedness may have on the way we operate our business;

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our ability to achieve expected cost savings from our efforts to improve operational efficiency; and

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maintenance and protection of our information technology and intellectual property.

We caution you that the foregoing list of important factors may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.
Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
The following table sets forth our ratio of earnings to fixed charges and preferred dividends for each of the periods indicated:
	Nine months ended September 30, 2015	Year ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred dividends	1.32x	1.44x	—	—	—	—
The ratio of earnings to fixed charges and preferred dividends is computed by dividing (i) income from continuing operations before income taxes and shares of earnings (losses) in equity method investments, plus fixed charges and the amortization of capitalized interest, by (ii) fixed charges and preferred dividends. Our fixed charges consist of interest expense, net, on all indebtedness (including costs related to the amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor. As of November 3, 2015, no preference shares were issued and outstanding.
The ratio coverage in the years ended December 31, 2013, 2012, 2011 and 2010 was less than 1:1. The Company would have needed to generate additional earnings of  $199 million, $202 million, $164 million and $50 million, respectively, to achieve a coverage ratio of 1:1.

RISK FACTORS
Investing in our securities involves substantial risks. You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered by us to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS
Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any common shares, debt securities, preference shares, warrants or rights that may be offered hereby for general corporate purposes. We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.
Unless otherwise stated in any applicable prospectus supplement accompanying this prospectus, we will not receive any proceeds from the sale of our common shares by any Selling Shareholder named in such prospectus supplement. All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own account. We may, however, bear a portion of the expenses of the offering of our common shares by the Selling Shareholders, except that the Selling Shareholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

DESCRIPTION OF SHARE CAPITAL
General
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 38683. We were incorporated in 2006 under the name TDS Investor (Bermuda) 3 Ltd. and our name was thereafter changed to Travelport Worldwide Limited. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.
Description of Capital Shares
The Company has authorized share capital of  $1,962,500, consisting of 560,000,000 common shares of par value $0.0025 each, and 225,000,000 preference shares of par value $0.0025 each.
Preference Shares
Pursuant to Bermuda law and the Company’s bye-laws, the Company’s Board of Directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption or repurchase rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Company’s common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of the Company’s common shares until the Company’s Board of Directors determines the specific rights attached to those preference shares.
The effect of issuing preference shares could include, among other things, one or more of the following:
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restricting dividends in respect of the Company’s common shares;

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diluting the voting power of the Company’s common shares or providing that holders of preference shares have the right to vote on matters as a class;

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impairing the liquidation rights of the Company’s common shares; or

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delaying or preventing a change of control of the Company.

Common Shares
The Company has 124,475,049 common shares issued and 122,653,593 common shares outstanding as of November 3, 2015. The holders of the Company’s common shares, subject to the provisions of the bye-laws, are (i) entitled to one vote per share, (ii) entitled to such dividends as the Board of Directors may from time to time declare, (iii) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitled to the surplus assets of the Company, and (iv) generally entitled to enjoy all of the rights attaching to shares.
The Board of Directors may, subject to the bye-laws and in accordance with Bermuda law, declare a dividend to be paid to the shareholders, in proportion to the number of shares held by them. Such dividend may be paid in cash and/or in kind and is subject to limitations under the Company’s debt agreements. No unpaid dividend bears interest. The Board of Directors may fix any date as the record date for determining the shareholders entitled to receive any dividend.
The Board of Directors may declare and make such other distributions to the shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution bears interest.
Dividends and Other Distributions
Pursuant to Bermuda law and our bye-laws, the Company may not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) we are, or would after the payment be, unable to pay our liabilities as they become due or (ii) that the realizable value of our assets would thereby be less than our liabilities. “Contributed surplus” is defined for the purposes of Section 54 of the Companies Act 1981, as amended, of Bermuda (the “Bermuda Companies Act”) to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares of less than the amount set up as nominal capital and donations of cash and other assets to the Company. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) if at such time shareholder action by written consent is permitted under our bye-laws, with the consent in writing of the holders of a majority of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of two or more persons holding at least a majority of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Certain Bye-Laws Provisions
The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.
Number of Directors
Our bye-laws provide that the Board of Directors shall have not less than two directors and not more than fifteen directors as our Board of Directors may from time to time determine.
Removal of Directors
In accordance with the terms of our bye-laws, our directors may be removed only for “cause” (as defined in our bye-laws) by the affirmative vote of the holders of at least a majority of our voting shares, provided that notice of the shareholders’ meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Subject to the Bermuda Companies Act, our Board of Directors has the power to fill any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors.
No Shareholder Action by Written Consent
Our bye-laws provide that shareholder action may be taken only at an annual general meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder general meeting could delay, prevent or invalidate shareholder action.
Shareholder Advance Notice Procedure
Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual general meeting of our shareholders. The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions might have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by the secretary of the Company not less than 90 days nor more than 120 days before the anniversary date of the preceding annual general meeting, except that if the annual general meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made or in the case of a special general meeting we must receive the notice not later than seven days following the earlier of the date on which the notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. The notice must include the following information:
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the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the Board of Directors;

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if applicable, the consent of each nominee to serve as a director if elected; and

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such other information as required by our bye-laws and that the Board of Directors may request in its discretion.

Amendments to Memorandum of Association and Bye-laws
Amendments to our memorandum of association require approval of our Board of Directors and the affirmative vote of not less than a majority of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders. Generally, amendments to our bye-laws require an affirmative vote of majority of our Board of Directors and a majority of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders. Our bye-laws also provide that specified provisions of our bye-laws may not be amended, altered or rescinded unless the amendment is approved by resolution of our Board of Directors including the affirmative vote of a majority of Directors then in office and by a resolution of the shareholders including the affirmative vote of the holders of not less than 66 2∕3% of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders, including the provisions governing certain business combinations and certain amendments to our bye-laws. These provisions make it more difficult for any person to remove or amend any provisions in our bye-laws that may have an anti-takeover effect.
Business Combinations
Our bye-laws provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by the Board of Directors and the authorization at an annual or special general meeting, by the affirmative vote of at least 66 2∕3% of our issued and outstanding voting shares that are not owned by the interested shareholder unless:
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prior to the time that the person became an interested shareholder, the Board of Directors approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

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upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

Our bye-laws define “business combination” to include, amongst others, the following:
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any merger, amalgamation, or consolidation of the Company with the interested shareholder or its affiliates;

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any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

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subject to specified exceptions, any transaction that results in the issuance or transfer by us of any share of the Company to the interested shareholder;

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any transaction involving the Company that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

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any receipt by the interested shareholder of the benefit of any loans, advances, guarantees or pledges provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned (but not commencing such measurement prior to the completion of this offering), 15% or more of the issued and outstanding voting shares of the Company.
Certain Provisions of Bermuda Law
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.
The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE.
Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the discretion of the Board of Directors record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Choice of Forum
Our bye-laws require, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against our directors, officers and employees for breach of fiduciary duty, actions regarding the existence and scope of any bye-laws and whether there has been any breach of the Bermuda Companies Act or our bye-laws and other similar actions may be brought only in Bermuda, and if brought outside of Bermuda, the shareholder bringing the suit will be deemed to have consented to service of process on such shareholder’s counsel. Although we believe these provisions benefit the Company by providing increased consistency in the application of Bermuda law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent and Registrar
A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.
Listing
We currently list our common shares on the NYSE under the symbol “TVPT.”
Uncertainty Regarding Certain Provisions of our Bye-Laws
There is no judicial or other binding authority determining the validity or effect of some of the provisions of our bye-laws summarized above. Therefore, no assurance can be given that such provisions, if challenged, would be upheld.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities, which may be senior or subordinated and may be convertible or exchangeable, under an indenture entered into between us and Wilmington Trust, National Association, as trustee, and filed as an exhibit to the registration statement of which this prospectus is a part.
The following description briefly sets forth certain general terms and provisions of the debt securities from the indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.
Debt Securities
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):
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title and aggregate principal amount;

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whether the securities are subject to subordination and applicable subordination provisions, if any;

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conversion or exchange into any securities or property;

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percentage or percentages of principal amount at which such securities will be issued;

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issuance date;

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maturity date(s);

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interest rate(s) or the method for determining the interest rate(s);

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dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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whether interest will be payable in cash or in additional debt securities of the same series or a combination thereof, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

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redemption or early repayment provisions;

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authorized denominations and integral multiples in excess thereof;

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form;

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amount of discount or premium, if any, with which such securities will be issued;

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whether such securities will be issued in whole or in part in the form of one or more global securities;

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identity of the depositary(ies) for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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any covenants applicable to the particular debt securities being issued;

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any defaults and events of default applicable to the particular debt securities being issued and available remedies;

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currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

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securities exchange(s) on which the securities will be listed, if any;

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our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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provisions relating to covenant defeasance and legal defeasance of securities of the series;

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provisions relating to satisfaction and discharge of the indenture;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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provisions, if any, granting special rights upon the occurrence of specified events;

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any restriction of transferability of the series; and

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additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the securities, and the extent to which a secondary market for the securities is or is not expected to develop.
General
The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.
Certain tax consequences and considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.
Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.
The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.
We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of  $1,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase common shares, debt securities, preference shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.
The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:
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the title of the warrants;

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the aggregate number of warrants offered;

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the designation, number and terms of the common shares, debt securities, preference shares or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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the exercise price of the warrants;

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the dates or periods during which the warrants are exercisable;

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the designation and terms of any securities with which the warrants are issued;

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if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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any minimum or maximum amount of warrants that may be exercised at any one time;

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any terms relating to the modification of the warrants;

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any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

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any other specific terms of the warrants.

The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF RIGHTS
We may issue rights to purchase common shares, debt securities, preference shares or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:
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the price, if any, per right;

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the exercise price payable for the common shares, debt securities, preference shares or other securities upon the exercise of the rights;

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the number of rights issued or to be issued to each shareholder;

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the number and terms of the common shares, debt securities, preference shares or other securities which may be purchased per each right;

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the extent to which the rights are transferable;

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any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

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the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

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the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

SELLING SECURITYHOLDERS
Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.
The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION
We, or selling securityholders, if applicable, may sell the securities being offered hereby, and the Selling Shareholders may sell our common shares, in one or more of the following ways from time to time:
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to underwriters for resale to purchasers;

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directly to purchasers; or

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through agents or dealers to purchasers.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

LEGAL MATTERS
The validity of any shares offered hereby will be passed upon for us by Conyers Dill & Pearman Limited with respect to Bermuda law. Selected legal matters as to U.S. law in connection with any offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Travelport Worldwide Limited’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements and related financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 incorporated in this prospectus by reference from Travelport Worldwide Limited’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

10,000,000 Shares
Travelport Worldwide Limited
Common Shares

Morgan Stanley
The date of this prospectus supplement is November 4, 2015